Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Robert D. Stiles
Chief Financial Officer
T: +352 2469 7903
E: robert.stiles@altisource.lu
ALTISOURCE ANNOUNCES FOURTH QUARTER
AND FULL YEAR RESULTS
Luxembourg, Luxembourg, 17 February, 2011 — Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS), a provider of services focused on technology-enabled, high-value, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management, today announced preliminary financial results for quarter ended December 31, 2010.
Fourth Quarter and 2010 Highlights
•
Total Revenue of $91.5 million for the quarter ended December 31, 2010, a 62% increase over the same quarter in 2009 and an 18% increase over the third quarter 2010. Total Revenue of $301.4 million for the year ended December 31, 2010, a 49% increase over the same period in 2009.

•
Service Revenue of $74.3 million for the quarter ended December 31, 2010, a 51% increase over the same quarter in 2009 and a 20% increase over the third quarter 2010. Service Revenue of $247.0 million for the year ended December 31, 2010, a 32% increase over the same period in 2009.

•
Net Income Attributable to Altisource of $16.8 million for the quarter ended December 31, 2010, a 186% increase over the same quarter in 2009 and a 71% increase over the third quarter 2010. Net Income Attributable to Altisource of $49.3 million for the year ended December 31, 2010, a 90% increase over the same period in 2009.

•	Net Income Attributable to Altisource includes a $2.8 million goodwill impairment for the quarter ended December 31, 2010 in the Financial Services segment.
•
Fully-diluted EPS of $0.64 for the quarter ended December 31, 2010, a 167% increase over the same quarter in 2009 and a 73% increase over the third quarter 2010. Fully-diluted EPS of $1.88 for the year ended December 31, 2010, a 76% increase over the same period in 2009.

•	Fully-diluted EPS includes $0.07 per share, net of tax, attributable to the previously mentioned goodwill impairment for the quarter and year ended December 31, 2010.
•	Through December 31, 2010, we repurchased 0.7 million shares of our common stock on the open market at an average price of $27.11.

Financial Results

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share data)	2010	2009	2010	2009

Service Revenue	$74,301	$49,258	$247,026	$186,735
Reimbursable Expenses	14,409	7,068	47,449	16,077
Cooperative Non-controlling Interest	2,767	—	6,903	—

Total Revenue	91,477	56,326	301,378	202,812

Cost of Revenue	42,008	27,924	141,610	110,720
Reimbursable Expenses	14,409	7,068	47,449	16,077

Gross Profit	35,060	21,334	112,319	76,015

Selling, General and Administrative Expenses	18,077	12,257	57,352	39,473

Income from Operations	16,983	9,077	54,967	36,542

Other Income (Expense), net	138	(121)	804	1,034

Income before Income Taxes and Non-controlling Interests	17,121	8,956	55,771	37,576
Income Tax Benefit (Provision)	2,432	(3,083)	403	(11,605)

Net Income	19,553	5,873	56,174	25,971

Net Income Attributable to Non-controlling Interests	(2,767)	—	(6,903)	—

Net Income Attributable to Altisource	$16,786	$5,873	$49,271	$25,971

Earnings Per Share:
Basic	$0.67	$0.24	$1.96	$1.08

Diluted	$0.64	$0.24	$1.88	$1.07

Weighted Average Shares Outstanding:
Basic	25,091	24,083	25,083	24,062

Diluted	26,183	24,338	26,259	24,260

Transactions with Related Parties:
Revenue	$50,494	$27,675	$154,988	$94,897

Selling, General and Administrative Expenses	$245	$—	$1,056	$4,308

Interest Expense	$—	$—	$—	$1,290

Reconciliation to EBITDA:
Income before Income Taxes and Non-controlling Interests	17,121	8,956	55,771	37,576
Interest, net	22	43	87	1,644
Depreciation and Amortization	2,143	1,244	7,158	5,432
Amortization of Intangibles	802	668	4,891	2,672
Goodwill Impairment	2,816	—	2,816	—
Net income Attributable to Non-controlling Interests	(2,767)	—	(6,903)	—

EBITDA	$20,137	$10,911	$63,820	$47,324

Revenue
The following table presents Total Revenue by segment:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2010	2009	2010	2009

Mortgage Services
Service Revenue	$50,462	$25,169	$153,318	$87,021
Reimbursable Expenses	13,739	7,068	44,550	16,077
Cooperative Non-controlling Interest	2,767	—	6,903	—

Mortgage Services — Total Revenue	66,968	32,237	204,771	103,098

Financial Services
Service Revenue	13,667	14,810	57,080	64,434
Reimbursable Expenses	670	—	2,899	—

Financial Services — Total Revenue	14,337	14,810	59,979	64,434

Technology Services	14,591	12,320	52,013	47,453
Eliminations	(4,419)	(3,041)	(15,385)	(12,173)

Total Revenue	$91,477	$56,326	$301,378	$202,812

The growth in Altisource’s Total Revenues both sequentially and on a year-to-date basis was principally driven by the Mortgage Services segment. This growth was the result of the development and execution of default oriented mortgage services over an expanding national platform and the expansion of Altisource’s largest customer, Ocwen Financial Corporation’s (“Ocwen”), residential loan portfolio. Ocwen expanded its residential loan portfolio throughout 2010 primarily as a result of the acquisitions of a $6.9 billion servicing portfolio from Saxon in May, 2010 and a $22.4 billion portfolio from HomEq in September, 2010. Finally, Altisource’s acquisition of The Mortgage Partnership of America L.L.C. (“MPA”) in February 2010 also contributed to the overall increase in Total Revenues.
Revenue in the Financial Services segment was substantially flat to the third quarter. For the full year, revenue declined due to the mix of placements from this segment’s largest customer, partially offset by increased placements from other customers. In addition, Altisource continues to build out a global delivery platform for collections which sometimes results in lower revenues per account although at higher margins.
Technology Services revenues increased 13% sequentially and 10% on a year-to-date basis. The expansion of Ocwen’s residential loan portfolio was the primary contributor to Total Revenue growth in the Technology Services both sequentially and year-to-date.
Segment Results
The following table presents EBITDA by segment:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2010	2009	2010	2009

Mortgage Services	$20,469	$11,860	$61,749	$36,845
Financial Services(1)	(1,499)	(1,012)	(1,903)	8
Technology Services	6,753	5,682	22,622	21,150
Corporate	(5,586)	(5,619)	(18,648)	(10,679)

Total EBITDA	$20,137	$10,911	$63,820	$47,324

(1)	Adjusted for $2.8 million of goodwill impairment in the fourth quarter of 2010.

For Altisource’s Mortgage Services and Financial Services segments, the Company believes that EBITDA divided by Service Revenue (versus Total Revenue) reflects the segment’s most relevant operating margin by appropriately adjusting for revenues that are essentially pass-through costs for which the Company earns no margin. The following table presents the most relevant EBITDA margin by segment:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Mortgage Services(1)	41%	47%	40%	42%
Financial Services(1)	(11)%	(7)%	(3)%	0%
Technology Services(2)	46%	46%	43%	45%
Total Company(1)	27%	22%	26%	25%

(1)	Based upon EBITDA / the applicable Service Revenue

(2)	Based upon EBITDA / Technology Services Total Revenue
On a consolidated basis, Altisource’s EBITDA grew sequentially by $4.3 million resulting in a slight improvement in EBITDA margins principally as a result of the composition of revenues which were weighted more towards the higher margin Mortgage Services and Technology Services segments.
Mortgage Services EBITDA grew $4.4 million sequentially predominantly as a result of the increase in Ocwen’s residential loan portfolio. Mortgage Services EBITDA margins were consistent with the third-quarter as we continue to invest in our operations. The margins for the Mortgage Service’s segment does fluctuate between periods depending on the timing of loan portfolio additions by Ocwen, the mix of services delivered to customers, the seasonality of the business cycles and the timing of investments to scale operations.
For 2011, the development of origination services is important to balancing our service offerings and will require a significant investment in personnel, technology and management. These services include valuation and fulfillment services as well as title services for which Altisource received licenses in 18 counties in California in December. In addition, investments will be made to further commercialize services such as an enhanced consumer real estate portal. These investments may limit the ability to significantly expand Mortgage Service margins in 2011.
Despite a revenue decline of $4.5 million, Financial Services EBITDA declined $1.9 million year over year. The divergence between the decline in revenue and the decline in EBITDA reflects cost savings initiatives Altisource undertook in the second half of 2009 and the discontinuance of certain lower margin customer relationships in the first half of 2010. As part of our annual goodwill impairment testing, management determined it was appropriate to impair the remaining $2.8 million of goodwill in the Financial Services segment.
Sequentially, EBITDA in the Financial Services segment declined principally due to personnel related costs and professional services costs. During 2011, Altisource is committed to improving the financial performance of the Financial Services segment. We installed new management and continue to focus on initiatives such as developing optimal resolution models that are deployed through dynamic scripting.
Technology Services EBITDA increased sequentially and year-to-date principally as a result of Ocwen’s growing servicing portfolio and the growth in referrals handled by the REALSuite technologies. EBITDA margins decreased year over year as we enhanced our leadership team and invested significantly in servers and our new data center to support our growth. During 2011, the Technology Services segment will continue to expend significant resources, principally personnel costs and external consulting costs, to accomplish key objectives including the re-architecture and enhancement of our existing service offerings and the early stage development of technology solutions.
Corporate costs rose throughout 2010 as we invested in staff to support our growing operations and as a result of our first full year of being a public company. We intend to hire additional resources in 2011 principally focused on compliance for our growing suite of services.

Income Taxes
Altisource recognized a tax benefit for the full year primarily as a result of certain non-recurring items during the year and the recognition of losses in the United States attributable primarily to our Financial Services segment. The Company received a favorable ruling in June 2010 regarding the treatment of certain intangibles that exist for purposes of determining the Company’s taxable income. The ruling is retroactive to the Separation Date. As a result of the ruling, the Company recognized a $3.4 million credit attributable to 2009 in the second quarter 2010. This ruling did not have a material impact on our deferred tax assets or liabilities. The income tax provision computed by applying the Luxembourg statutory tax rate of 28.6% differs from the effective tax rate primarily because of the effect of the favorable tax ruling as well as the mix of income and losses in multiple taxing jurisdictions with varied tax rates.
Non-GAAP Measures
The Company utilizes a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in analyzing and assessing its overall business performance, for making operating decisions, for compensation decisions and for forecasting and planning future periods. The Company considers the use of non-GAAP financial measures, including EBITDA, helpful in assessing its current financial performance, ongoing operations and prospects for the future. While the Company uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance and to provide incremental insight into the underlying factors and trends affecting both the Company’s performance and its cash-generating potential, the Company does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, the Company believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance and enables investors to more fully understand trends in its current and future performance.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about our management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Altisource’s ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.
About Altisource
Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is a provider of services focused on high value, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Utilizing its integrated technology that includes decision models and behavioral based scripting engines, Altisource provides solutions that improve its clients’ performance and maximize their returns. Additional information is available at www.altisource.com.